UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2012

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	000-00565	99-0032630
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On May 9, 2012, Alexander & Baldwin, Inc. made its Real Estate Supplement Update for its Real Estate operating segments, which provides certain supplemental operating and financial information for the quarters ended March 31, 2012 and 2011, available on its website. A copy of this Real Estate Supplement Update is being furnished as Exhibit 99.1 to this report.

Item 8.01. Other Events.

On May 9, 2012, the Company held its first quarter 2012 conference call with financial analysts and professional investors, as previously announced. During the call, the Company discussed the average price of agricultural acres sold during the quarter. The Company is providing clarification that the total sales price for the 79 acres sold during the quarter was approximately $1.1 million, or $14,000 per acre.

In addition, in response to a question raised during the call regarding the treatment of options in connection with the Company’s separation, the Company notes that further information regarding the treatment of stock options is provided on page 46 of A & B II, Inc.’s Amendment No. 1 to Form 10, which was filed with the SEC on May 4, 2012.  Upon separation, stock options of the separated companies will be adjusted to increase the number of shares of new common stock subject to each option and to reduce the exercise price payable per share so as to preserve the intrinsic value that existed with respect to the option immediately prior to the separation.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

99.1	Alexander & Baldwin, Inc.’s Real Estate Supplement Update, as of and for the quarters ended March 31, 2012 and 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 9, 2012

ALEXANDER & BALDWIN, INC.

/s/ Joel M. Wine______________
Joel M. Wine
Senior Vice President,
Chief Financial Officer and Treasurer